UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2010

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Insight Management Corporation
(Exact name of registrant as specified in its charter)
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Florida	333-148697	20-8715508
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1130 E. Clark Ave. Ste. 150-286 Orcutt, CA 93455
(Address of principal executive offices)

(866) 787-3588
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 20, 2010, Jennifer Rapacki resigned as President/CEO of Insight Management with immediate effect per section 5 (c) of the President/CEO Employment Agreement, “Termination for Good Reason”.  Ms. Rapacki also resigned as Treasurer of Insight Management, as well as, any directorship and officer positions in any Insight Management subsidiary.

The President/CEO resigning does not indicate that she has any dispute or disagreement relating to the Company’s operations, policies or practices.

Effective as of May 25, 2010, Insight Management appoints John P. Vota as interim President/CEO pending the completion and execution of an employment agreement, including but not limited to term of office and compensation.  The current Board of Directors of Insight Management, Stephen Vlahos and Kevin Jasper, shall constitute the Board of Directors of each of the subsidiaries of the Company.

Mr. Vota, age 71, has extensive experience in the management of large publicly traded entities having been the Vice President and General Manager of Swingline, Inc. and its subsidiaries, (the consumer products division of American Brands) during its tenure as a wholly owned subsidiary of American Brands, Inc., now known as Fortune Brands.  Prior to joining American Brands, John held increasingly more responsible positions with XLO and General Motors.   He retired from Swingline in 1991 and has been instrumental in the formation of several closely held corporations, and continues to work as a management consultant to manufacturing enterprises on Long Island.   He is a graduate of Fordham University, and  GM Management  training.  After graduation, Mr. Vota served as an officer in the United States Air Force before beginning his business career.

The foregoing summary is qualified by reference to the text of the letter and resignation filed herewith as exhibits 17.1 and incorporated herein by reference.

Item 9.01.     Financial Statements, Pro Forma Financial Information and Exhibits.

 (d)           Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Identification of Exhibit
17.1	Letter of Resignation of Jennifer Rapacki

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2010	INSIGHT MANAGEMENT CORPORATION.

	By	/s/ John P. Vota
John P. Vota
Chief Executive Officer
(Principal Executive Officer)

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